Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: kirsten@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS

Salt Lake City, Utah, September 30, 2004: Weider Nutrition International, Inc. (NYSE: WNI) today announced results for the fiscal 2005 first quarter ended August 31, 2004.

Weider Nutrition’s net sales were $69.8 million for the first quarter, compared to $63.6 million for the same period in fiscal 2004. For its fiscal 2005 first quarter, Weider Nutrition reported net income of $3.7 million, or $0.14 per share, compared to $2.2 million, or $0.08 per share, for the same period a year ago.

Bruce Wood, president and chief executive officer, stated, “We are encouraged with the continued growth in our revenue line and the profit performance in the first quarter. During the quarter, we remained focused on branded growth initiatives in each of our business units.”

The company is also continuing its process regarding the previously announced potential sale of the Weider® branded business.

Mr. Wood added, “We will continue our efforts on the Schiff® growth initiatives and the Haleko Unit’s relaunch of its Multipower® and Multaben brands. We are also in the process of introducing product enhancements on Schiff Move Free® and launching Schiff Lubriflex3™, a new premium, proprietary joint care product. While we foresee near-term margin pressures due to these marketing initiatives as well as other factors, including raw material cost increases, we remain optimistic about the long-term outlook for our company and the industry.”

Conference Call Information
Weider Nutrition International will hold a conference call today, September 30, 2004 at 11 a.m. ET. The U.S. domestic access number is (888) 803-8271. International participants should dial (706) 634-2467. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com. If you do not have Internet access, a replay of the call will be available by dialing 1-800-642-1687 and entering access code 37462. The telephone replay will be available through October 4, 2004 and the webcast through October 20, 2004.

About Weider Nutrition
Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to reach a definitive agreement with Weider Health and Fitness regarding the sale of certain Weider branded assets, the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to successfully launch and gain distribution for our Schiff Lubriflex3 product and Schiff Move Free product enhancements, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, the inability to successfully relaunch brands in our Haleko Unit, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products, level of trade inventories and raw materials availability and pricing), the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's website (www.sec.gov ).

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended August 31,
	2004	2003

Net sales	$69,766	$63,641
Cost of goods sold	41,847	39,348

Gross profit	27,919	24,293
Operating expenses:
Selling and marketing	13,995	14,496
Other operating expenses	7,735	6,739
Total operating expenses	21,730	21,235

Income from operations	6,189	3,058
Other expense, net	(191)	(341)
Income from continuing operations before income taxes	5,998	2,717
Income taxes	2,310	1,088

Income from continuing operations	3,688	1,629
Income from discontinued operations, net of tax	--	566

Net income	$3,688	$2,195

Weighted average common shares outstanding - diluted
	26,564	26,745

Net income per share:
Income from continuing operations	$0.14	$0.06
Income from discontinued operations	--	0.02

Net income	$0.14	$0.08

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WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	August 31, 2004	May 31, 2004
	(unaudited)

Cash	$14,528	$7,449
Receivables, net	33,910	35,620
Inventories	32,252	28,431
Other current assets	5,349	7,440

Total current assets, net	86,039	78,940

Property and equipment, net	24,218	24,618
Other assets, net	10,903	11,366

	35,121	35,984

Total assets	$121,160	$114,924

Current portion of long-term debt	$1,438	$1,091
Other current liabilities	32,451	31,393

Total current liabilities	33,889	32,484

Other liabilities*	7,811	6,627

Stockholders’ equity	79,460	75,813

Total liabilities & stockholders’ equity	$121,160	$114,924

        * Includes long-term debt of $0 and $133 at August 31 and May 31, respectively.

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